                                                                    EXHIBIT 2.3




                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 19, 1998

                                  BY AND AMONG

                        HAYES LEMMERZ INTERNATIONAL, INC.

                               HL-CMI HOLDING CO.

                             CMI INTERNATIONAL, INC.

                                       AND

             RAY H. WITT AS TRUSTEE OF THE RAY H. WITT LIVING TRUST
                AGREEMENT DATED DECEMBER 2, 1981, AS AMENDED AND
                                    RESTATED


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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of November 19, 1998 by and among Hayes Lemmerz International, Inc., a Delaware corporation ("Parent"), HL-CMI Holding Co., a Michigan corporation to be formed as a wholly owned subsidiary of Parent ("Sub"), CMI International, Inc. (the "Company") and Ray H. Witt as trustee of the Ray H. Witt Living Trust Agreement dated December 2, 1981, as amended and restated (the "Principal Shareholder").The Principal Shareholder along with the other holders of the Company Common Stock are sometimes referred to as the "Shareholders".

         The parties hereto desire for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein.

         In furtherance of such combination, the Sub will merge with and into Company in accordance with the applicable provisions of the Michigan Business Corporation Act (the "MBCA"), and upon the terms and subject to the conditions set forth herein (the "Merger").

         Pursuant to the Merger, each outstanding share (a "Share") of the Company's voting and non-voting common stock (the "Company Common Stock") shall be canceled in exchange for the right to receive the Merger Consideration (as defined in Section 2.1 hereof), upon the terms and subject to the conditions set forth herein with the effect that Parent will own beneficially and of record 100% of the Company Common Stock (excluding Treasury Shares referred to in
Section 1.6(b)).

         The parties hereto intend for the Merger to be a fully taxable purchase of the Shares for federal income tax purposes within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

         Prior to the Effective Date, the Company will (a) sell, transfer, convey or assign certain assets, including subsidiaries, that are not intended by the parties hereto to be included in the assets of the Company upon the completion of the Merger (the assets that are to be sold, transferred, conveyed or assigned are referred to herein as the "Non-Core Assets" and the "Non-

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                                                                       VERSION 5
                                                               November 19, 1998

Core Subsidiaries", as applicable, (as more particularly defined in Article XI); and (b) repay loans and advances to the Company from Non-Core Subsidiaries and capitalize indebtedness due to the Company from Non-Core Subsidiaries (the transactions referred to in (a) and (b) above are collectively referred to as the "Restructuring Transactions").

                  In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the MBCA, the Sub shall be merged with and into Company, the separate corporate existence of the Sub shall cease, and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the MBCA (the "Certificate of Merger"), together with any required related certificates, with the State of Michigan and executed in accordance with the relevant provisions of the MBCA (the time of such filing being the "Effective Time").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto and to the terms of this Agreement, at the Effective Time, all the property, assets, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4       Articles of Incorporation; By-Laws.

                  (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the MBCA and such Articles of Incorporation.

                  (b) By-Laws. The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in

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                                                                       VERSION 5
                                                               November 19, 1998

accordance with the MBCA, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

         1.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of the Company Common Stock:

                  (a) Cancellation of Shareholders' Shares. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Treasury Shares to be canceled pursuant to Section 1.6(b)) shall be canceled in exchange for the right to receive the Merger Consideration (as defined in Section 2.1).

                  (b) Cancellation of Other Shares. Each Share held in the treasury of the Company (the "Treasury Shares") immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

         1.7 Stock Transfer Books. Three business days prior to the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

         1.8 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the cancellation of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates evidencing the Shares ("Certificates") are presented to the Surviving Corporation for any reason, they shall be canceled.

         1.9 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a taxable purchase of Shares for federal income tax purposes within the meaning of the Code. The parties hereto hereby agree that Sub has been formed for the sole purpose of acquiring all of the Company Common Stock by means of a reverse subsidiary cash merger.

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                                                                       VERSION 5
                                                               November 19, 1998

         1.10 Taking of Necessary Action; Further Action. Each of the parties hereto will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Company and Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                            THE MERGER CONSIDERATION

         2.1 Merger Consideration; Cancellation of Shares. At the Effective Time, each Share (other than Treasury Shares described in Section 1.6(b)) issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be, subject to the terms and conditions of this Article II, canceled in exchange for the right to receive cash in an amount equal to (x) the sum of (A) $605,000,000 less (B) the Funded Debt Amount immediately prior to the Effective Time plus (C) cash and cash equivalents immediately prior to the Effective Time and less (D) the Merger Expenses divided by (y) the number of issued and outstanding Shares (other than Treasury Shares described in Section 1.6(b)) at the Effective Time (the "Merger Consideration"). "Funded Debt Amount" means, as of the date of any determination, the Company's and its Subsidiaries' liabilities and obligations with respect to outstanding principal amount of all indebtedness for borrowed money plus accrued interest thereon and all fees, expenses, prepayment penalties (but only to the extent such prepayment penalty is required to be paid as a result of the Merger pursuant to the terms of the relevant debt document) and other charges due as of such date but not including the indebtedness of the Joint Ventures.


                                   ARTICLE III

                                   THE CLOSING

         3.1 Time and Place. Subject to the terms and conditions set forth in this Agreement, the closing (sometimes referred to herein as the "Closing") of the transactions contemplated hereby shall take place as soon as practicable after satisfaction or waiver of the conditions set forth in Article IV hereof, at the offices of Dean & Fulkerson, on February 1, 1999 (the "Effective Date") at 10:00 a.m. (local time), or such other place and time as Parent and the Company may mutually agree upon for the Closing to take place.

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                                                                       VERSION 5
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         3.2      Deliveries and Certain Actions at the Closing. At the Closing:

                  (a) Parent shall deliver to the Representative (as defined in Section 9.3) an amount equal to (A) $605,000,000 less (B) the Funded Debt Amount plus (C) cash and cash equivalents (including the Witt Notes) immediately prior to the Effective Date less (D) the Exclusivity Fee by wire transfer of immediately available funds, which will then be distributed to the Shareholders entitled thereto in such amounts after the deduction of costs and expenses of the transaction and such other amounts as the Representative shall determine.

                  (b) Principal Shareholder shall deliver or cause to be delivered to Parent a standby letter of credit in the amount of $5,000,000 having an expiration date that is not less than four (4) years following the Effective Date and on other terms and conditions reasonably acceptable to Parent including the authorization of multiple draws and a requirement that draws can be made only upon presentation of a draft accompanied by a written certification setting forth the basis for the draw that is signed by an attorney-at-law for both the Principal Shareholder and the Parent.

                  (c) There shall be delivered to Parent, Sub and Representative the other documents and instruments provided to be delivered under Article IV hereof.

                  (d) Sub or Parent shall repay all amounts owing with respect to the indebtedness for borrowed money described on Schedule 3.2 (the "Paid-Off Indebtedness").

                  (e) The principal amount and accrued interest on all notes receivable issued by the Principal Shareholder or an Affiliate of the Principal Shareholder to the Company in connection with the Restructuring Transactions (the "Witt Notes") which are outstanding on the Effective Date shall be paid in full by the issuers thereof out of the Merger Consideration allocable to the Shares owned by the Principal Shareholder.

                  (f) Sub and the Company shall cause the Certificate of Merger to be filed in accordance with the MBCA, and shall take any and all other lawful actions, and do any and all lawful other things necessary to effect the Merger and to enable the Merger to become effective as more particularly described in
Section 1.10.

                  (g) Principal Shareholder shall execute and deliver to Parent the Non-Competition Agreement substantially in the form of Exhibit 3.2(g) attached hereto.

                                   ARTICLE IV

                              CONDITIONS TO CLOSING

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                                                                       VERSION 5
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         4.1  Conditions to Parent's and Sub's Obligations. The obligation of
Parent and Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Effective Date:

                  (a) The representations and warranties of the Company set forth in Article VI hereof will be true and correct in all material respects at and as of the Effective Date;

                  (b) Each of the Company and the Principal Shareholder will have performed or complied with all of the covenants and agreements required to be performed or complied with by them under this Agreement prior to the Closing;

                  (c) All shareholder and third party consents that are required for the consummation of the transactions contemplated hereby will have been obtained on terms reasonably satisfactory to each of Parent and Sub;

                  (d) All governmental filings, authorizations and approvals (including, but not limited to, the filing required by, and expiration of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act")), that are required for the consummation of the transactions contemplated hereby and the continuation of the operation of the Company's and Subsidiaries' businesses will have been duly made and obtained on terms reasonably satisfactory to each of Parent and Sub;

                  (e) No action or proceeding before any court or government body will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, or might adversely affect the right of Parent to own, operate or control the Company and no notice will have been received regarding any investigation that would result in any such action or proceeding or other conditions or events that would result in any such action or proceeding being pending or threatening;

                  (f) Parent shall have obtained financing from its lenders substantially on the terms and conditions set forth in the commitment letter dated of even date herewith of Credit Suisse First Boston and Canadian Imperial Bank of Commerce;

                  (g) Parent will have received an opinion addressed to Parent, dated the Effective Date, of Dean & Fulkerson, counsel for the Company, in form and substance reasonably satisfactory to each of Parent and Sub and their counsel; and

                  (h) On or prior to the Effective Date, the Company will have delivered to Parent all of the following:


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                                                                       VERSION 5
                                                               November 19, 1998

                           A. Certified copies of the resolutions of the Company's Board of Directors and Shareholders approving the transactions contemplated by this Agreement; and

                           B. Such other documents or instruments as either of Parent or Sub reasonably requests to effect the transactions contemplated hereby.

                  (i) All proceedings shall be taken by each of Company and Principal Shareholder in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to be delivered by each of Company and Principal Shareholder shall have been delivered, to effect the transactions contemplated hereby as reasonably requested by, and in reasonably satisfactory form and substance to, the Parent.

                  (j) Prior to the Effective Time, and notwithstanding any other provisions of this Agreement, the Company shall have sold, transferred, conveyed or assigned the Non-Core Subsidiaries and Non-Core Assets identified on Schedule
6.8 attached hereto to such Person or Persons and on such terms and conditions as the Company shall deem appropriate and all indebtedness due from or to a Non-Core Subsidiary shall have been paid or discharged (including, in the case of obligations arising from advances or loans by the Company to a Non-Core Subsidiary, the capitalization of such indebtedness).

                  (k) Parent shall have received from Comerica Bank as agent under the A-CMI Second Amended and Restated Credit Agreement, dated as of June 1, 1997, among Comerica Bank and the other financial institutions parties thereto and A-CMI (the "Credit Agreement") evidence satisfactory to the Parent that the consummation of the Merger does not constitute an Event of Default (as defined in the Credit Agreement) or that any such Event of Default has been waived pursuant to the terms of the Credit Agreement.

Any condition specified in this Section 4.1 may be waived by Parent, provided that no such waiver will be effective unless it is set forth in a writing executed by Parent.

         4.2 Conditions to the Company's and Principal Shareholder's Obligations. The obligation of the Company, the Principal Shareholder and the other Shareholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Effective Date:

                  (a) the representations and warranties set forth in Article VII hereof will be true and correct in all material respects at and as of the Effective Date;

                  (b) each of Parent and Sub will have performed or complied with all of the covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing;

                  (c) All governmental filings, authorizations and approvals (including, but not limited to, those required by the HSR Act) that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained on terms reasonably satisfactory to the Company and the Principal Shareholder;

                  (d) No action or proceeding instituted by any governmental agency before any court or government body will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded and no notice will have been received regarding any investigation that would result in any such action or proceeding or other conditions or events that would result in any such action or proceeding being pending or threatened;

                  (e) The Merger and the other transactions contemplated by this Agreement shall have been approved by the Company's Shareholders in accordance with the Company's Articles of Incorporation and By-Laws and the MBCA;

                  (f) The Company shall have made the Bonus Payments;

                  (g) The Principal Shareholder and the Representative will have received an opinion, dated the Effective Date, of Daniel M. Sandberg, Esq., counsel to each of Parent and Sub, in form and substance reasonably satisfactory to the Principal Shareholder, Representative and their counsel;

                  (h) On or prior to the Effective Date, Parent will have delivered to Principal Shareholder and Representative all of the following:

                           A. certified copies of (x) the resolutions of Sub's board of directors and Shareholders and (y) the resolutions of Parent's board of directors, approving the transactions contemplated by this Agreement; and

                           B. such other documents or instruments as the Representative reasonably requests to effect the transactions contemplated hereby; and

                  (i) All proceedings shall be taken by each of Parent and Sub in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to be delivered by each of Parent and Sub shall have


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                                                                       VERSION 5
                                                               November 19, 1998

been delivered, to effect the transactions contemplated hereby as reasonably requested by, and in reasonably satisfactory form and substance to, the Company and Principal Shareholder.

                  Any condition specified in this Section 4.2 may be waived by the Company, provided that no such waiver will be effective unless it is set forth in a writing executed by the Company.


                                    ARTICLE V

                      COVENANTS PRIOR TO THE EFFECTIVE TIME

         5.1 Affirmative Covenants of the Company. Prior to the Effective Time, unless each of Parent and Sub otherwise agrees in writing, the Company shall conduct, and cause each of its Subsidiaries and Joint Ventures (other than Digitron-CMI) to conduct, its business only in the ordinary and usual course, and Company shall use, and cause each of its Subsidiaries to use, its best efforts to preserve intact the present business organization, keep available the services of its present management and key employees, and preserve their existing business relationships. Without limiting the generality of the foregoing, Company shall not, nor shall it permit any of its Subsidiaries to:

                  (a) (i) amend its Articles of Incorporation, charter or organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of the Subsidiaries except as required under the CMI International, Inc. Profit Sharing Plan and in connection with the Restructuring Transactions;

                  (b) authorize for issuance, issue, sell or pledge or agree to issue, sell or pledge any shares of, or rights to acquire or convertible into any shares of its capital stock or shares of capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

                  (c) (i) merge, combine or consolidate with another entity,
(ii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business or otherwise enter into any such commitment or transaction, (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets, other than inventory in the ordinary course of business, or (iv) except as permitted under Section 5.1(g) and the settlement or resolution of those matters disclosed on Schedule 6.7, enter into any Material Contract relating to any supplier, joint venturer or similar arrangement;

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                                                                       VERSION 5
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                  (d) (i) incur, assume or prepay any material indebtedness
except the Paid-Off Indebtedness or any other material liabilities other than in each case in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than a Subsidiary, or
(iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than any Subsidiary or Joint Venture to the extent set forth in the fiscal 1998 and 1999 business plans of the Company or Non-Core Subsidiaries in the ordinary course of business or pursuant to the Restructuring Transactions;

                  (e) except as permitted under Section 5.1(g) and the settlement or resolution of those matters disclosed on Schedule 6.7, pay, satisfy, discharge or settle any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) in excess of $250,000 except pursuant to mandatory terms of any legally binding agreement in effect on the date hereof;

                  (f) modify or amend, or waive any benefit of, any non-competition agreement to which Company or any of its Subsidiaries is a party;

                  (g) authorize or make capital expenditures in excess of $1 million individually, or in excess of $10 million in the aggregate, except as set forth in the fiscal 1998 and 1999 business plans of Company or the Joint Ventures and non-discretionary expenses related to customer programs, such as the purchase of tooling;

                  (h) other than officer's life insurance, permit any insurance policy naming Company or any Subsidiary of Company as a beneficiary or a loss payee to be canceled or terminated, except to the extent that such coverage is replaced or renewed with comparable coverage;

                  (i) (i) adopt, enter into, terminate or amend in any material respect (except as may be required by applicable law) any plan for the current or future benefit or welfare of any existing member of the Board of Directors or other officer or manager of Company or any Subsidiary, (ii) enter into any employment or consulting agreement with any employee, (iii) increase in any manner the compensation (including severance) or fringe benefits of, or pay any bonus to, any manager or employee (except for normal increases in salaries, compensation and bonuses and payment of bonuses, in each case in the ordinary course of business, and the payments under the Bonus Agreements), or (iv) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other plan other than in the ordinary course of business;

                  (j) make any material change in its accounting or tax policies or procedures, except as is required by law or to comply with mandatory principles of accounting in the relevant jurisdiction of organization; or

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                                                                       VERSION 5
                                                               November 19, 1998

                  (k) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

         5.2 Affirmative Covenant of Principal Shareholder. The Principal Shareholder agrees to vote its Shares in favor of the Merger and to deliver upon the execution and delivery of this Agreement a proxy to Parent substantially in the form of Exhibit 5.2 attached hereto.

         5.3 Affirmative Covenants of Parent, Sub Company and Principal Shareholders. Prior to the Closing, each party hereto will cooperate with the others and use its reasonable best efforts to make all registrations, filings and applications, to give all notices and to obtain all governmental, third party or other consents, transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby and to cause the other conditions to its obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered). Without limiting the generality of the foregoing, Parent and Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing (as defined in Section 7.5) required to consummate the Merger and the transactions contemplated thereby on terms and conditions not materially less favorable in the aggregate than the terms and conditions set forth in the Commitment Letter (as defined in Section 7.5). Parent also shall keep the Company reasonably informed of the status of the Financing process contemplated by the Commitment Letter.

         5.4 Shareholder Approval. Immediately following the date hereof, the Company shall take all corporate action necessary or desirable to obtain the approval of the Merger by the Shareholders including, without limitation, calling a special meeting of the Shareholders in accordance with the Company's Articles of Incorporation and By-Laws and the MBCA at which this Agreement and the Merger, along with other related matters, will be submitted for approval. Company will give Parent notice of the time and place of such meeting in the same manner as the Shareholders.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

                  As a material inducement to each of Parent and Sub to enter into this Agreement, the Company represents and warrants to each of Parent and
Sub:

         6.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is

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                                                                       VERSION 5
                                                               November 19, 1998

qualified to do business in every jurisdiction except where the failure to qualify would not have a Material Adverse Effect. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule 6.3 hereof and is qualified to do business in every jurisdiction except where the failure to qualify would not have a Material Adverse Effect. The Company and its Subsidiaries have full corporate power and authority to own and operate their properties and to carry on their businesses as now conducted.

         6.2 Authorization of Transactions. The Company has full corporate power and authority to execute and deliver this Agreement, the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company have, and as of the Effective Date the Shareholders shall have, duly approved this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other agreements contemplated hereby to which Company or Principal Shareholder is a party have been duly executed and delivered by each of the Company and the Principal Shareholder, and are enforceable in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

         6.3 Capitalization. The authorized and issued capital stock of the Company and each of its Subsidiaries is accurately described in Schedule 6.3 (the "Capitalization and Subsidiary Schedule") attached hereto. All of the issued shares described in Schedule 6.3 are issued and outstanding and are owned of record and beneficially as of November 7, 1998 by the Shareholders or the Company as set forth opposite their names on Schedule 6.3 and on the Record Date Shareholders' List. All of the outstanding capital stock of the Company and its Subsidiaries has been duly authorized by all necessary corporate action on the part of the Company and its Subsidiaries, as the case may be, and is validly issued, fully paid and nonassessable. Except as set forth in Schedule 6.3, there are no rights, outstanding commitments, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock of the Company or its Subsidiaries or securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of capital stock of the Company or its Subsidiaries, except pursuant to this Agreement. As of the close of business at the Effective Time, Parent shall own 100% of the issued and outstanding capital stock of the Surviving Corporation free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements or restrictions (including transfer restrictions) whatsoever. Except as disclosed in Schedule 6.3, no shares of the capital stock of the Company or its Subsidiaries are reserved for any purpose; there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the capital stock of the Company or its

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                                                                       VERSION 5
                                                               November 19, 1998

Subsidiaries and there are no agreements or other obligations (contingent or otherwise) which may require the Company or its Subsidiaries to issue, repurchase or otherwise acquire any shares of its capital stock or any of its other securities of any kind.

         6.4 Subsidiaries; Investments. Schedule 6.3 attached hereto correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation and the Persons owning the outstanding capital stock of such Subsidiary and the number of shares owned. Except as set forth on Schedule 6.3, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other security or interest in any other Person.

         6.5  Absence of Conflicts. Except as set forth on the attached Schedule
6.5 (the "Conflicts Schedule"), the execution, delivery and performance by the Company and the Principal Shareholder of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any lien upon any of the assets of the Company or any of its Subsidiaries or (vi) require any authorization, consent, approval, license, permit, exemption or other action by or notice to or filing with any court or other governmental entity, under the provisions of the Company's or any of its Subsidiaries' constituent documents or any Material Contract, or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of an arbitrator or governmental entity.

         6.6 Financial Statements. The Company has furnished Parent with copies of the Company's (i) unaudited consolidated balance sheet as of September 30, 1998 (the "Latest Balance Sheet") and the related consolidated statements of income and cash flow for the four-month period then ended and (ii) audited consolidated balance sheets and consolidated statements of income and cash flow for the fiscal years ended May 31, 1998, 1997 and 1996. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is correct and complete, presents fairly in all material respects the Company's and its Subsidiaries' financial condition and results of operations as of the times and for the periods referred to therein, and except as set forth on Schedule 6.6 attached hereto (the "Exceptions to GAAP Schedule") has been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), subject in the case of unaudited financial statements to changes resulting from normal year-end audit adjustments and to the absence of footnote disclosure. Without limiting the generality of the foregoing, with respect to the Financial Statements (i) adequate provision has been made for doubtful accounts; (ii) receivables and sales are stated net of discounts, returns and allowances; and (iii) all items of income or expense that are unusual or of a non-recurring nature are separately disclosed on the Financial Statements. No accounts payable have been written off since May 31, 1998 and no provision in

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                                                                       VERSION 5
                                                               November 19, 1998

the Financial Statements is necessary under GAAP (except as otherwise disclosed therein) for liability for product warranties or the manufacture or sale of defective products.

         6.7 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 6.7, the "Undisclosed Liabilities Schedule" attached hereto, to the knowledge of Company, neither the Company nor any of its Subsidiaries has any obligation or liability (whether accrued or unaccrued, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due) arising out of or related to events, transactions, occurrences, facts, circumstances, actions or inactions on or prior to the Effective Date which could reasonably be expected to have a Material Adverse Effect, except (a) obligations under executory contracts or commitments for the sale or purchase of products or services by the Company or any Subsidiary in the ordinary course of business consistent with past practice, (b) liabilities reflected on the Latest Balance Sheet, and (c) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement.

         6.8 Absence of Certain Developments. Except as set forth in
Schedule 6.8 attached hereto (the "Developments Schedule") and except as expressly contemplated by this Agreement, since May 31, 1998, neither the Company nor any of its Subsidiaries has:

                  (a) declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock;

                  (b) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or its Subsidiaries;

                  (c) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of its properties or assets;

                  (d) sold, leased, licensed (as licensor), assigned, disposed of or transferred (including without limitation transfers to the Principal Shareholder or any employees or affiliates of the Company) any of its assets (whether tangible or intangible), except for sales in the ordinary course of business;

                  (e) made or granted any bonus or any wage, salary or compensation increase to any director, officer, or employee, other than in the usual and ordinary course of business and in accordance with past custom and practice;

                  (f) made loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $5,000 in the aggregate;

                                                                       VERSION 5
                                                               November 19, 1998

                  (g) instituted or settled any claim or lawsuit involving equitable or injunctive relief or more than $100,000; or

                  (h) committed to do any of the foregoing.

         6.9 Real Property.

                  (a) The leases and subleases described in Schedule 6.9(a) (the "Leases Schedule") constitute all of the leases and sub-leases under which the Company and its Subsidiaries hold leasehold or sub-leasehold interests in real estate. With respect to each lease and sublease listed on Schedule 6.9(a), except as set forth on the Leases Schedule: (i) neither the Company nor any of its Subsidiaries is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease; (ii) all of the leases and sub-leases are in full force and effect, (iii) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sub-leasehold; and (iv) to the knowledge of Company, no other party to such leases or sub-leases is in breach or default.

                  (b) Schedule 6.9(b) attached hereto (the "Owned Property Schedule") lists and describes briefly all real property currently owned by any of the Company and its Subsidiaries (the "Owned Real Property"). With respect to each parcel of real property listed on the Owned Property Schedule, except as set forth therein: (i) either the Company or its Subsidiaries has good and marketable title to the parcel of real property, free and clear of all mortgages, pledges, security interests, encumbrances, charges or other liens, easements and other restrictions, other than (A) installments of special assessments not yet delinquent and (B) recorded easements, covenants and restrictions; (ii) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings, assessments or special assessments relating to the property; (iii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; (iv) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and (v) there are no parties (other than the Company and its Subsidiaries) in possession of the parcel of real property, other than tenants under any leases disclosed in
Schedule 6.9(b) who are in possession of space to which they are entitled.

         6.10 Title to Personal Property. Either the Company or one of its Subsidiaries has good title to, or a valid leasehold interest in, all personal property reflected on the books and records of the Company and its Subsidiaries as being owned or leased, free and clear of all mortgages, pledges, security interests, encumbrances, charges or other liens, except (a) as set forth in
Schedule 6.10 attached hereto (the "Encumbrances Schedule") and (b) as reflected in the Latest Balance Sheet, (c) encumbrances with respect to leases of equipment, liens of materialmen

                                                                       VERSION 5
                                                               November 19, 1998

and other liens arising by operation of law for obligations incurred, but not yet paid for, which in any case were incurred in the ordinary course of business subsequent to the date of the Latest Balance Sheet, (d) liens for current Taxes and assessments not yet due and payable, (e) encumbrances which are minor in amount and do not materially impair the value or proposed use of the assets affected thereby, and (f) leased property. The assets held by the Company and the Subsidiaries as of the Effective Date, (other than assets which have become obsolete and/or replaced, Non-Core Assets and assets held by the Non-Core Subsidiaries) are all of the assets that are required, and have been used, by the Company and its Subsidiaries to operate their businesses as such businesses have been conducted during the past eighteen (18) months.

         6.11 Environmental Matters. Except as set forth on Schedule 6.11 (the "Environmental Schedule"):

                  (a) Each of the Company and its Subsidiaries and the Joint Ventures (other than Digitron-CMI) is and has been in compliance with all Environmental Requirements except where the failure to comply would not have a Material Adverse Effect.

                  (b) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries and the Joint Ventures (other than Digitron-CMI) has obtained, and is and has been in compliance with, all permits, licenses and other authorizations (including pending Consent Judgments and Administrative Orders by Consent) that are required pursuant to Environmental Requirements for the operation of its business as currently conducted except where the failure to have or be in compliance with would not have a Material Adverse Effect.

                  (c) Neither the Company nor its Subsidiaries nor the Joint Ventures (other than Digitron-CMI) has received any notice of any actual or alleged violation of Environmental Requirements or any liabilities or potential liabilities, including but not limited to liens or any investigatory, remedial or corrective actions arising under Environmental Requirements. Neither the Company nor any Subsidiary nor the Joint Ventures (other than Digitron-CMI) is subject to any order, decree or injunction issued pursuant to Environmental Requirements.

                  (d) Neither the Company nor its Subsidiaries nor the Joint Ventures (other than Digitron-CMI) has used, treated, stored, disposed of, transported, handled, managed or released any Hazardous Substance, in a manner that has given or is expected to give rise to liabilities, including but not limited to any liability for response costs, corrective action costs, personal injury, property damage or natural resources damages , pursuant to Environmental Requirements.

                  (e) Neither the Company nor its Subsidiaries nor the Joint Ventures (other than Digitron-CMI) owns or leases any manufacturing facility that is included on the National Priorities List or comparable state "Superfund" list and there are no unregistered underground

                                                                       VERSION 5
                                                               November 19, 1998

storage tanks used or in use by the Company or its Subsidiaries or the Joint Ventures (other than Digitron-CMI) contrary to Environmental Requirements.

                  (f) As used in this Section 6.11, "Environmental Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning pollution or protection of public health or the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, processing, management, emission, discharge, release, threatened release, or cleanup of any Hazardous Substances if and as now applicable to Company or its Subsidiaries. "Hazardous Substances" means any toxic or hazardous materials, substances, wastes, chemicals, constituents, pollutants, or contaminants or any other materials, regulated by any Environmental Requirement, including but not limited to pesticides, petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, polychlorinated biphenyls and radiation.

                  (g) This Section 6.11 sets forth all of the representations and warranties of Company regarding environmental matters and, except for representations and warranties made in this Agreement with respect to reserves for environmental matters, no other representation and warranty set forth in this Agreement, including, without limitation, Section 6.21, Compliance with Laws and Section 6.16 Government Licenses and Permits, shall be construed as including or relating to environmental matters.

         6.12 Taxes.

                  (a) The Company and each of its Subsidiaries has timely filed all Tax Returns required to be filed by it. All Taxes due and payable by the Company and each of its Subsidiaries have been paid or adequately accrued on the Financial Statements for all periods ended on or prior to the Effective Date. The Company and each of its Subsidiaries has properly withheld and paid all Taxes which such person was required to withhold from amounts paid to employees, foreign persons or other persons.

                  (b) Except as set forth in Schedule 6.12 attached hereto (the "Taxes Schedule"):

                          (i) neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed; and

                         (ii) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Shareholders' and the Company's and its Subsidiaries' knowledge, threatened against or with respect to the Company or any of its Subsidiaries.

                                                                       VERSION 5
                                                               November 19, 1998

                  (c) As used in this Agreement, the following terms shall have the following respective meanings.

                          (i) "Tax" means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of the Company or its Subsidiaries for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person;

                         (ii) "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         6.13 Intellectual Property Rights. Except as set forth in Schedule
6.13 hereof (the "Intellectual Property Schedule") and such matters which would not reasonably be expected to have a Material Adverse Effect:

                          (a) The Company or one of its Subsidiaries owns and
possesses all right, title and interest in and to, or has a license to use, the Intellectual Property Rights used in the business of the Company free and clear of all liens, licenses and other encumbrances, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights has been made, is currently outstanding or is threatened. "Intellectual Property Rights" shall mean all of the following owned by, issued to or licensed to, the Company or its Subsidiaries: patents, patent applications, and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, and copyrightable works; and all registrations, applications and renewals for any of the foregoing; licenses or other agreements to or from third parties regarding the foregoing.

                          (b) The transactions contemplated by this Agreement
will have no effect on the Company's or its Subsidiaries' right, title and interest in and to the Intellectual Property Rights. The Company and each of its Subsidiaries has taken all necessary and desirable

                                                                       VERSION 5
                                                               November 19, 1998

action to protect the Intellectual Property Rights and will continue to maintain those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Intellectual Property Rights.

                          (c) Schedule 6.13 contains an accurate and complete
list of all licenses for Intellectual Property Rights except licenses for computer software.

                          (d) Except as set forth on Schedule 6.13, to the
knowledge of the Company, there are no claims to the effect that the manufacture, sale, licensing or use of any products as now used, sold or licensed by the Company or any of its Subsidiaries infringes any Intellectual Property Rights of any other Person.

         6.14 Litigation; Proceedings. Except as set forth in Schedule 6.14 attached hereto (the "Litigation Schedule"), there are no actions, suits, proceedings, orders or investigations pending or, to the Principal Shareholder's and the Company's knowledge, threatened against or affecting the Company or its Subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, or agency, domestic or foreign.

         6.15 Brokerage. Except as set forth in Schedule 6.15 attached hereto (the "Brokerage Schedule"), which compensation is the sole responsibility of the Shareholders, there are no claims for brokerage commissions, finders fees' or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Shareholders, the Company or any of its Subsidiaries.

         6.16 Governmental Licenses and Permits. The Company and its Subsidiaries own or possess all of the government licenses and permits which are necessary to conduct its businesses as presently conducted except where the failure to possess would not have a Material Adverse Effect.

         6.17 Employees. Except as set forth in Schedule 6.17 (the "Employee Schedule"), the Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to safety, wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes and the Immigration Reform and Control Act of 1986.

                                                                       VERSION 5
                                                               November 19, 1998

         6.18 Employee Benefit Plans.

         (a) Schedule 6.18 attached hereto ("Employee Benefit Plans Schedule") contains an accurate and complete list of all Plans, as defined below, maintained, sponsored, or contributed to by the Company and its Subsidiaries, at any time within the six (6) year period ending on the Effective Date. For purposes of this Agreement, the term "Plans" shall mean: (i) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (ii) fringe benefit policies, programs and arrangements, whether or not funded, including bonus plans, incentive compensation, deferred compensation, and stock purchase, stock options and stock grants. Neither the Company nor any Subsidiary has any obligation to contribute to or has any liability or potential liability with respect to any "multiemployer pension plan" as such term is defined in Section 3 (37) of ERISA, any plan maintained by more than one employer within the meaning of Section 413
(c) of the Code, or any pension plan subject to Title IV of ERISA or Section 412 of the Code.

         (b) The Company and its Subsidiaries form a "controlled group of corporations" as defined in Section 414(b) of the Code. None of A-CMI, A-CMI SCC or Digitron-CMI, LLC is a member of the controlled group of corporations which include the Company nor is it a "trade or business under common control" as defined in Code Section 414(c) of the Code. Neither the Company nor its Subsidiaries, are part of an "affiliated service group" as defined in Code
Section 414(m).

         (c) Except as set forth in Schedule 6.18, the Company and its Subsidiaries, do not contribute and do not have any liability or potential liability with respect to any Plan or other arrangement which provides health or life insurance to current or future retirees or to other current or future former employees, their spouses or dependents, other than in accordance with
Section 4980B of the Code or applicable state laws.

         (d) Except as set forth in Schedule 6.18, none of the Plans obligates the Company or its Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is defined in Section 280G of the Code.

         (e) With respect to each Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to the or as of the Effective Date shall have been made or properly accrued on the Financial Statements.

         (f) Except as disclosed in Schedule 6.18, each Plan and any related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to ERISA and the Code. Except to the extent disclosed in Schedule 6.18, none of the Shareholders nor the

                                                                       VERSION 5
                                                               November 19, 1998

Company nor any of its Subsidiaries, nor any trustee or administrator of any Plan, nor other Person has engaged in any transaction with respect to the Plans which could subject the Company or its Subsidiaries, or any trustee or administrator of the Plans, or any party dealing with any Plan, to any tax or penalty imposed by ERISA or the Code. No actions, suits or claims with respect to the Plans (other than routine claims for benefits) are pending or threatened and neither the Company nor any of its Subsidiaries has any knowledge of any facts which could give rise to or be expected to give rise to any such actions, suits or claims.

         (g) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service ("IRS") as to the qualification under the Code of such Plan and the tax-exempt status of such related trust. Nothing has occurred since the date of the last determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust and all amendments that have been made since the date of the last determination letter have been submitted to the Internal Revenue Service for approval.

         6.19 Bank Accounts. Schedule 6.19 attached hereto (the "Bank Accounts") lists all of the Company's and its Subsidiaries' bank accounts (designating each authorized signatory).

         6.20 Affiliate Transactions. Except as disclosed on Schedule 6.20 attached hereto (the "Affiliate Transactions Schedule") no executive officer, director or the Principal Shareholder of the Company or its Subsidiaries or any Affiliate thereof or any person related by blood or marriage to any such Person in which any such Person owns any beneficial interest (collectively, the "insiders"), is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or its Subsidiaries. "Affiliate" means, in the case of a natural Person, one or more members of a group comprised of such Person and such Person's parents or grandparents, his children or grandchildren, his siblings and any spouse of any of the foregoing. In the case of a corporation or other Person which is not a natural Person, the term "Affiliate" means a Subsidiary or other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes hereof, "control" means the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors or to control the management of a Person.

         6.21 Compliance with Laws. The Company and its Subsidiaries have complied in all material respects with all applicable laws, regulations (including, without limitation, applicable occupational health and safety laws and regulations) and zoning ordinances of foreign, federal, state and local governments and all agencies thereof except where the failure to comply would not have a Material Adverse Effect. No claims have been made or filed against the Company alleging a violation of any such laws or regulations.

                                                                       VERSION 5
                                                               November 19, 1998

         6.22 Funded Debt Amount. Schedule 6.22 attached hereto (the "Funded Debt Schedule") describes the Funded Debt Amount as of the date of this Agreement. There shall be no fees, expenses, prepayment penalties or other charges due as of the Effective Time with respect to indebtedness for borrowed money described on the Funded Debt Schedule assuming that all amounts owing with respect to any such indebtedness which is required to be repaid as a result of the Merger or other transactions contemplated by this Agreement are repaid at or after the Effective Time.

         6.23 Effective Date. All of the representations and warranties contained in this Article VI are true and correct on the date of this Agreement and will be true and correct on the Effective Date.

         6.24 Contracts. All of the Material Contracts are valid and legally binding obligations of the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Company and each Subsidiary have performed in all material respects all obligations required to be performed by them under the Material Contracts, and are not in material default under or in material breach of any Material Contract, or in receipt of any claim of such default or breach. No event has occurred which, with the passage of time or the giving of notice or both, would result in a material default, material breach or event of material noncompliance by the Company or any of its Subsidiaries under any Material Contract. Neither the Company nor any Subsidiary has any present expectation or intention of not fully performing all of its material obligations under any Material Contract. Neither the Company nor any Subsidiary has knowledge of any material breach or anticipated material breach by the other parties to any Material Contract. Neither the Company nor any Subsidiary has any written notice or other communication to the effect that any other party to any Material Contract intends to terminate such contract, agreement or instrument prior to the expiration of the maximum stated term of such contract, agreement or instrument. With respect to any contract for the sale of goods or services by the Company or its Subsidiaries, except where a breach or default would not result in a Material Adverse Effect, (a) neither the Company nor any Subsidiary is in default or has breached such contract; (b) no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach under such contract; and (c) neither the Company nor any Subsidiary has received any written notice or other communication to the effect that it has breached or defaulted under such contract.

         6.25   Joint Ventures.

         (a) Schedule 6.25 attached hereto (the "Joint Venture Schedule") correctly sets forth the names of each Joint Venture, type of entity, jurisdiction of organization, equity ownership percentage and identity of every owner. True and correct copies of all organizational documents

                                                                       VERSION 5
                                                               November 19, 1998

and other agreements for the Joint Venture have been made available to Parent in the Data Room and all such documents and agreements (i) were duly authorized by Company or a Subsidiary, as applicable, and (ii) to the knowledge of Company, are valid, binding and enforceable against the other parties thereto except as enforceability thereof may be limited by bankruptcy or other laws affecting creditor's right generally and limitations on the availability of equitable remedies. Neither Company nor any Subsidiary is in default under any such document or agreement except where such default would not have a Material Adverse Effect and, to the knowledge of Company, no other party is in default under any such document or agreement.

         (b) The Company or the relevant Subsidiary has made all capital contributions to the Joint Ventures which are required to be made under the Joint Venture documents or agreements.

         (c) All taxes payable by the Joint Ventures for which the Company or any Subsidiary is liable have been paid or adequately accrued on the Financial Statements of the Company or such Joint Venture.

         (d) Except as set forth on Schedule 6.25, there are no agreements between any Joint Venture and the Company, any Subsidiary or any Affiliate.


                                   ARTICLE VII

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  As a material inducement to the Company, Principal Shareholder and the other Shareholders to enter into this Agreement, each of Parent and Sub jointly and severally hereby represents and warrants to the Company, the Principal Shareholder, and the other Shareholders that:

         7.1 Corporate Organization and Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Each of Parent and Sub has full corporate power to execute and deliver this Agreement, the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.

         7.2 Authorization. Except as described on Schedule 7.2 attached hereto (the "Parent Authorization Schedule"), (i) the execution, delivery and performance of this Agreement, the other Agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Parent and Sub, (ii) no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement, the other agreements contemplated

                                                                       VERSION 5
                                                               November 19, 1998

hereby or the transactions contemplated hereby or thereby and (iii) this Agreement and the other agreements contemplated hereby to which it is a party constitutes a valid and binding obligation of Parent or Sub, as applicable, enforceable in accordance with its terms, except as enforceability hereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

         7.3 Absence of Conflicts. Except as set forth on the attached
Schedule 7.4 (the "Parent Conflicts Schedule"), the execution, delivery and performance by each of Parent and Sub of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, license, permit, exemption or other action by or notice to or filing with any court or other governmental entity, under the provisions of the Parent's or Sub's constituent documents or any agreement, contract, instrument, or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of an arbitrator or governmental entity.

         7.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Parent's knowledge, threatened against or affecting Parent or Sub at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Parent's or Sub's performance under this Agreement or the consummation of the transactions contemplated hereby.

         7.5 Financing. Parent and Sub have received executed commitments (including the term sheet attached thereto, the "Commitment Letter"), copies of which have been delivered to the Company, from one or more financial institutions to provide, subject to the conditions specified therein, the funds necessary for Parent and Sub to consummate the Merger and the transactions contemplated thereby (the "Financing"). As of the date hereof, Parent and Sub have no knowledge of any facts or circumstances that reasonably could be expected to result in any of the conditions set forth in the Commitment Letter (or in the definitive documentation therefor) not being satisfied or that otherwise reasonably could be expected to result in the inability of Parent or Sub to obtain and use the funds available thereunder for consummation of the Merger and the transactions contemplated thereby.

         7.6 Effective Date. All of the representations and warranties contained in this Article VII are true and correct in all material respects on the date of this Agreement and will be true and correct in all material respects on the Effective Date, except to the extent that Parent has advised the Company otherwise in writing prior to the Closing.

                                                                       VERSION 5
                                                               November 19, 1998

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                          (a) by mutual written consent of Parent and the
Company;

                          (b) by either Parent or the Company if there has been
a breach on the part of the other party in the representations and warranties or covenants set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby, unless such terminating party's willful breach of this Agreement has caused the condition to be unsatisfied; or

                          (c) by either Parent or the Company if the Closing has
not occurred on or prior to March 1, 1999 by reason of the failure of any condition precedent under Article IV hereof; provided that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this
Section 8.1(c) if such person's willful breach of this Agreement has prevented satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time.

         8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided above, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its Shareholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Sections 9.4(b) and 9.5 and except that nothing herein will relieve any party from any breach of this Agreement prior to such termination.


                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

         9.1 Survival. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement will survive the Effective Date and the consummation of the transactions contemplated hereby.

         9.2 Indemnification.

                  (a) Subject to the limitations set forth in (b) below, the Principal Shareholder agrees to indemnify Parent and the Surviving Corporation (the "Buyer Parties") and hold them

                                                                       VERSION 5
                                                               November 19, 1998


harmless against any loss, liability, deficiency, damage or expense including, but not limited to, legal expenses and costs, ("Losses") which Buyer Parties may suffer, sustain or become subject to, as a result of (i) the breach of any representation or warranty contained in Article VI of this Agreement without regard to any materiality standard contained in any such representation or warranty; (ii) the breach of any covenant or agreement made by the Company and/or the Principal Shareholder contained in this Agreement; (iii) tax or other liabilities relating to or arising out of the Restructuring Transactions; (iv) CMI-Quaker Alloy, Inc. and CMI-Noren, Inc. workers' compensation case liabilities in excess of the total reserve set forth on Schedule 9.2(a)(iv) hereof and all other liabilities of such entities; (v) any and all acts or omissions of the Representative appointed pursuant to Section 9.3; (vi) any and all liabilities of, or in any way connected with, the Non-Core Subsidiaries or Non-Core Assets; and (vii) establishing marketable title to that portion of the property of CMI-Cast Parts, Inc. with respect to which title has not been recorded.

                  (b) The indemnification provided for in Section 9.2(a)(i) above is subject to the following limitations:

                          (i) The Principal Shareholder will be liable to Buyer Parties only if the Buyer Parties delivers to the Principal Shareholder a Claims Notice (as defined below) with respect to claims arising under
         Section 6.11, "Environmental", within three (3) years after the Effective Date; with respect to claims arising under Section 6.12 "Taxes", within four (4) years after the Effective Date or the expiration of the statutory period under the Code, whichever first occurs; and with respect to any other claims, within eighteen (18) months after the Effective Date;

                         (ii) the Principal Shareholder will not be liable to Buyer Parties and Buyer Parties shall not be entitled to assert an indemnity claim for any Losses arising under 9.2 (a)(i) above unless and until (X) the Losses associated with an indemnity claim or series of related claims exceed $100,000 (a "Qualifying Claim", being the entire amount of such Losses and not just the excess over $100,000) and
         (Y) only to the extent that the aggregate amount of all the Losses relating to all Qualifying Claims exceeds $2,000,000 (the "Deductible"); provided, however, that neither clause (X) nor (Y) shall apply to Losses arising under Sections 6.3 "Capitalization" and 6.15 "Brokerage";

                        (iii) the Principal Shareholder will not be liable to Buyer Parties for any such Losses to the extent that such Losses exceed $60,000,000 in the aggregate; and

                         (iv) Notwithstanding any other provision to the contrary and without derogation of clauses (i), (ii) and (iii) of this
         Section 9.2(b), with respect to any Losses arising out of the categories of matters set forth on Schedule 9.2(b)(iv) (the "Reserve Schedule") hereto, the Principal Shareholder's obligation to indemnify the Buyer Parties shall arise only if and to the extent that the Losses exceed in the aggregate the amount set

                                                                       VERSION 5
                                                               November 19, 1998

         forth opposite each such category. For example, an indemnity claim based on a breach of warranty or misrepresentation with regard to an environmental matter due to an insufficient reserve under Section 6.7 "Absence of Undisclosed Liabilities" (see Item 8, Schedule 6.7) or an undisclosed matter arising under Section 6.11 "Environmental", shall not arise unless and until all Losses arising from such matters, in the aggregate, exceed $1,000,000.

                  (c) The Parent, Surviving Corporation and its Subsidiaries, jointly and severally, agree to indemnify the Shareholders and hold them harmless against any Losses the Shareholders may suffer, sustain or become subject to, as the result of a breach (or alleged breach) of any representation, warranty, covenant, or agreement by Parent or Sub contained in this Agreement.

                  (d) If a party hereto seeks indemnification under this Section 9.2, such party (the "Indemnified Party") shall gave written notice to the other party (the "Indemnifying Party") specifying in reasonable detail the basis for the claim; or if any suit, action, claim, liability of obligation shall be brought or asserted by any third party which, if adversely determined, could entitle the Indemnified Party to indemnity pursuant to this Section 9.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto (in either case, a "Claims Notice"). A Claims Notice which sets forth in reasonable detail the basis for a claim for indemnification shall constitute valid notice of a proposed claim even if, as of the date of the giving of such Claims Notice, no litigation has been commenced with respect to such claim or the amount of such claim is not known with certainty; provided, however, that the Buyer Parties shall not deliver a Claims Notice unless the Buyer Parties reasonably believe that the indemnity claim is or could become a Qualifying Claim. The Indemnifying Party shall, at its own expense, be entitled to participate in and, to the extent that it shall wish, assume the defense of any such claim or proceeding. If the Indemnifying Party elects to assume control of such defense or settlement, the Indemnifying Party shall within 30 days (or sooner, if the nature of the matter so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with all reasonable requests, in the compromise of, or defense against, such claim or proceeding and shall make available to the Indemnifying Party any books, records, other documents or personnel within its control that are necessary or appropriate for such defense. If the Indemnifying Party elects to assume control of such defense or settlement, it shall conduct such defense or settlement in a manner reasonably satisfactory and effective to protect the Indemnified Party fully; no compromise or settlement shall be agreed or made without the Indemnified Party's written consent which consent will not be unreasonably withheld. If the Indemnifying Party assumes the defense of a claim, the Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party does not elect to assume the defense or settlement in a manner reasonably satisfactory to protect the Indemnified Party fully, the Indemnified Party may engage

                                                                       VERSION 5
                                                               November 19, 1998

independent counsel to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the Indemnified Party may determine. The reasonable fees and disbursements of the Indemnified Party's counsel shall constitute amounts for which indemnification shall be made hereunder.

         9.3 Appointment of Representative.

                  (a) Representative. The Principal Shareholder and the other Shareholders hereby appoint Ray H. Witt (such person and any replacement appointed pursuant hereto the "Representative") for the purposes contemplated by this Agreement including, without limitation:

                           (i) receive and distribute to the Shareholders the Merger Consideration;

                           (ii) deduct the costs and expenses of the transaction from the Merger Consideration and any other funds received and pay the costs and expenses of the transaction as the Representative, in his or her discretion, deems appropriate, including, without limitation, the Merger Expenses;

                           (iii) determine the presence (or absence) of claims for indemnification against the Buyer Parties pursuant to Section 9.2 above;

                           (iv) deliver all notices required to be delivered by such person under this Agreement, including, without limitation, any Claims Notice;

                           (v) receive all notices required to be delivered to such person under this Agreement;

                           (vi) take any and all action on behalf of the Shareholders from time to time as the Representative may deem necessary or desirable to resolve and/or settle claims under this Agreement and the other agreements contemplated hereby, including, without limitation, Sections 9.2 above; and

                           (vii) take all action as the Representative may deem necessary or advisable under this Agreement, and the other agreements contemplated hereby including, without limitation, engaging and paying for the services of attorneys, accountants and other persons to the extent the Representative believes is desirable or necessary to accomplish the purposes set forth in this Section 9.3(a) and delegating to such persons as the Representative chooses the power and authority to perform acts on behalf of the Representative.

                                                                       VERSION 5
                                                               November 19, 1998

                  (b) Replacement of the Representative. Upon the death, disability or incapacity of the initial Representative appointed pursuant to
Section 9.3(a) above, the Principal Shareholder or his executor, guardian or legal representative, as the case may be, shall appoint a replacement reasonably believed by such person as capable of carrying out the duties and performing the obligations of the Representative hereunder within thirty (30) days.

                  (c) Actions of the Representative; Liability of the Representative. Parent and Sub shall be entitled to rely on any action taken by the Representative, on behalf of the Shareholders, pursuant to Section 9.3(a) above (each, an "Authorized Action"), and that each Authorized Action shall be binding on each Shareholder as fully as if such person had taken such Authorized Action. Each of Parent and Sub agrees that the Representative (in his/her capacity as such) shall have no liability to them for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Representative shall not be liable or responsible for, and the Shareholders shall indemnify and hold Representative harmless from and against any claims arising out of, any act done or step taken or omitted by Representative or any mistake of fact or law or for anything which Representative may do or refrain from doing, except for his/her gross negligence or willful misconduct.

         9.4     Investigation and Confidentiality.

                  (a) Prior to the Effective Date, subject to the terms of the Confidentiality Agreement and with prior notice to and the consent of the Company, Parent may make or cause to be made such investigation of the business and properties of the Company and its Subsidiaries as it deems necessary or advisable to familiarize itself therewith. The Company shall permit Parent, its authorized representatives and agents to (i) have full access to the premises, books and records of the Company and its Subsidiaries at reasonable hours, (ii) visit and inspect any of the properties of the Company and its Subsidiaries,
(iii) discuss the affairs, finances and accounts of the Company and its Subsidiaries with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries, and (iv) discuss the business of the Company and its Subsidiaries with their respective customers.

                  (b) If the transactions contemplated by this Agreement are not consummated, Parent and Sub will not disclose or use at any time any information and materials obtained by Parent, Sub or its Representatives concerning the Company and its Subsidiaries, and Parent, Sub and its Representatives will return to Company or destroy all memoranda, notes, plans, records, documentation and other materials obtained from the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement. Whether or not the transactions contemplated hereby are consummated, the Principal Shareholder will maintain the confidentiality of all information and materials regarding Parent, Sub and its Affiliates reasonably designated by Parent as confidential. If the transactions contemplated by this

                                                                       VERSION 5
                                                               November 19, 1998

Agreement are consummated, the Principal Shareholder will maintain the confidentiality of all proprietary and other non-public information regarding the Company or any of its Subsidiaries.

         9.5 Expenses. Except as otherwise provided herein, the parties hereto will pay all of their own expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with or related to the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; it being understood that the Shareholders reimburse Company for all Merger Expenses incurred by the Company after the date hereof through the Effective Date, and that neither the Company nor any of its Subsidiaries will pay any of the Merger Expenses, arising after the Effective Date in connection with the transactions contemplated hereby.

         9.6 Exclusivity. The Principal Shareholder, the Company and its Subsidiaries shall, and shall cause their officers, directors and affiliates to, not discuss a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the capital stock or assets of the Company or its Subsidiaries with any other party (an "Acquisition Proposal") or provide any information to any other party regarding the Company and its Subsidiaries other than information which is traditionally provided in the regular course of their respective business operations to third parties. In consideration of the foregoing, Parent shall pay to Company upon the execution and delivery of this Agreement, a non-refundable fee of $5,000,000 (the "Exclusivity Fee") by wire transfer of immediately available funds; provided, however, if the Merger is consummated as contemplated in this Agreement, the Exclusivity Fee shall be credited against the Merger Consideration in accordance with Section 3.2(a). Notwithstanding the foregoing, Company shall return the Exclusivity Fee to Parent in the event the Merger is not consummated because the Company is sold to another Person.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Press Releases and Announcements. After the date hereof, no press releases related to this Agreement and the transactions contemplated herein, or other public announcements to the employees, customers or suppliers of the Company or its Subsidiaries will be issued without the mutual approval of all parties hereto, except any public disclosure which any party in good faith believes is required by law or regulation or any stock exchange listing or trading requirements, in which case the party making such press release or announcement shall use reasonable efforts to advise and consult with the other party and accommodate the other parties reasonable requests regarding the content of any such press release prior to the issuance of such press release or announcement.

                                                                       VERSION 5
                                                               November 19, 1998

         10.2 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Parent and, before the Effective Date, the Company, and after the Effective Date, the Principal Shareholder and Representative. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

         10.3 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when received by the party to whom they are sent. Notices, demands and communications to the Shareholders, the Company and Parent will, unless another address is specified in writing, be sent to the address indicated below:

                  Notices to Principal Shareholder:       Notices to the Company:

                  c/o Ray H. Witt                         CMI International, Inc.
                  30333 Southfield Road                   30333 Southfield Road
                  Southfield, MI 48076                    Southfield, MI 48076
                                                          Attn: Richard A. Nawrocki

                  with a copy to:                         with a copy to:

                  Dean & Fulkerson, P.C.                  Dean & Fulkerson, P.C.
                  801 W. Big Beaver Rd., 5th Floor        801 W. Big Beaver Rd., 5th Floor
                  Troy, MI 48084                          Troy, MI 48084
                  Attn: William G. Coon                   Attn: William G. Coon

                  Notices to Sub:                         Notices to Parent:

                  HL-CMI Holding Co.                      Hayes Lemmerz International, Inc.
                  c/o Hayes Lemmerz International, Inc.   3481 Huron River Drive
                  3481 Huron River Drive                  Romulus, MI 48174
                  Romulus, MI 48174                       Attn: Chief Executive Officer
                  Attn: Chief Executive Officer

                  with a copy to:                         with a copy to:

                  Vice President, General Counsel and     Vice President, General Counsel and
                  Secretary                               Secretary
                  Hayes Lemmerz International, Inc.       Hayes Lemmerz International, Inc.

                                                                       VERSION 5
                                                               November 19, 1998

                  3481 Huron River Drive                  3481 Huron River Drive
                  Romulus, MI 48174                       Romulus, MI 48174

                  Notices to Representative:

                  Ray H. Witt
                  [address to follow]

                  with a copy to:

                  Dean & Fulkerson, P.C.
                  801 W. Big Beaver Rd., 5th Floor
                  Troy, MI 48084
                  Attn: William G. Coon

         10.4 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Company or the Principal Shareholder without the prior written consent of Parent or by Parent or Sub without the prior written consent the Representative.

         10.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         10.6 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

         10.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         10.8 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or

                                                                       VERSION 5
                                                               November 19, 1998


representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

        10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

        10.10 Governing Law; Submission to Jurisdiction; Representative as Agent for Service of Process. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application to this Agreement of the laws of any jurisdiction other than the State of Michigan. All legal proceedings arising out of or relating to this Agreement or any other transactions contemplated hereby shall be brought either in the United States District Court for the Eastern District of Michigan or in the Oakland County Circuit Court. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

        10.11 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

        10.12 Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with thereto or contemplated thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.


                                   ARTICLE XI

                                   DEFINITIONS

         As used in this agreement (including the Schedules hereto):

                                                                       VERSION 5
                                                               November 19, 1998

         "Bonus Agreements" means those agreements described in Schedule 6.15 between the Company and certain executive employees which provide for the payments of a special cash bonus to such executive employees upon the successful closing of the Merger.

         "Bonus Payments" means the payments to be made pursuant to the Bonus Agreements.

         "Data Room" means the room located at Company's headquarters in which the due diligence materials were located.

         "Data Room Index" means the index attached to the Disclosure Schedules.

         "Disclosure Schedules" means the schedules incorporated by reference in this Agreement.

         "Joint Ventures" means A-CMI, a Michigan general partnership, A-CMI Scandinavian Casting Center ANS, a Norwegian general partnership, and Digitron-CMI LLC, an Ohio limited liability company.

         "Material Adverse Effect" means a material adverse effect on the business, operations, assets, properties, condition (financial or otherwise) of the Company taken as a whole.

         "Material Contract" means any contract, agreement or instrument to which the Company or any Subsidiary is a party that: (a) is terminable only on notice of one hundred eighty (180) days or more; or (b) involves the payment of money or other consideration by or to the Company or the Subsidiary which is a party to such contract having a value in excess of $500,000, in any twelve month period; provided, however, that Material Contract shall not include purchase orders or other contracts for the sale of products or services by the Company or its Subsidiaries entered into in the ordinary course of business consistent with past practice.

         "Merger Expenses" means the legal, accounting, environmental, title search and other out-of-pocket expenses incurred by the Company or on behalf of the Shareholders in connection with the Merger and the other transactions contemplated by this Agreement including, without limitation, the Bonus Payments; the fees and expenses paid or payable to Salomon Smith Barney for its services; the fees and expenses of attorneys, accountants and other persons engaged by the Representative after the Effective Date; and any other fees, expenses and costs which are incurred by or at the direction of the Representative in the performance of the activities pursuant to Section 9.3 hereof.

         "Non-Core Assets" means the assets identified on Schedule 6.8.

         "Non-Core Subsidiaries" means the subsidiaries identified on Schedule 6.8.

                                                                       VERSION 5
                                                               November 19, 1998

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Record Date Shareholders' List" means the list of Shareholders of the Company as of the record date established by the board of directors for the purpose of identifying the shareholders entitled to receive the Merger Consideration.

         "Subsidiaries" means the subsidiaries of the Company identified in
Schedule 6.3 hereto.

                               * * * * * * * * * *

                                                                       VERSION 5
                                                               November 19, 1998





                      [This page intentionally left blank]

                                                                       VERSION 5
                                                               November 19, 1998


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        HAYES LEMMERZ INTERNATIONAL, INC.

                                        By:_______________________________

                                        Its:______________________________


                                        HL-CMI HOLDING COMPANY
                                        (A CORPORATION TO BE FORMED)

                                        By: Hayes Lemmerz International, Inc.

                                        By:_______________________________

                                        Its:______________________________


                                        CMI INTERNATIONAL, INC.


                                        By:_______________________________

                                        Its:______________________________


                                        PRINCIPAL SHAREHOLDER


                                        ___________________________________
                                        Ray H. Witt, Trustee of the
                                        Ray H. Witt Living Trust
                                        Agreement dated December 2,
                                        1981, as amended and
                                        restated.


                                        REPRESENTATIVE

                                        ___________________________________

                                        Only for the purpose of
                                        accepting the appointment
                                        in accordance with Section
                                        9.3 hereof